(Exhibit 23.2)






                 CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No: 33-43087) pertaining to the Ennis Business Forms, Inc. 1991 Incentive Stock Option Plan, the Registration Statement (Form S-8 No. 333-58963) pertaining to the Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan, and the Registration Statements (Form S-8 Nos. 333-38100 and 333-44624) pertaining to the Ennis Business Forms, Inc. 401(k) Plan, of our report dated April 14, 2003, with respect to the consolidated financial statements and schedule of Ennis Business Forms, Inc. and subsidiaries included in their Annual Report on Form 10-K for the year ended February 28, 2003 filed with the Securities and Exchange Commission.




                       /s/  ERNST & YOUNG, LLP


Dallas, Texas
May 16, 2003